EXHIBIT 23(a)




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of TXU Corp. on Form S-3 of our report dated February 1, 2001, appearing in the Annual Report on Form 10-K of TXU Corp. for the year ended December 31, 2000, and to the reference to us under the heading "Experts" in this Registration Statement.


/s/ Deloitte & Touche LLP

Dallas, Texas
July 3, 2001